United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2008

Langer, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12991 (Commission File Number)	11-2239561 (IRS Employer Identification Number)

450 Commack Road, Deer Park, New York (Address of principal executive offices)	11729-4510 (Zip Code)

Registrant’s telephone number, including area code: 631-667-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 2, 2008, the Company entered into a sublease of office space located at 245 Fifth Avenue, New York, New York. The space consists of approximately 4,900 square feet and will be used for general offices. The term of the sublease is for 13 months and 11 days, commencing May 20, 2008, at an annual base rental rate of approximately $166,700. The new lease will replace the Company’s office at 41 Madison Avenue, New York, New York, which the Company determined to surrender to reduce its general and administrative expenses. See Item 1.02 below.

Item 1.02	Termination of Material Definitive Agreement.

As part of the Company's efforts to reduce its general and administrative expenses, the Company agreed to surrender to the to the landlord the lease of its offices at 41 Madison Avenue, 28th Floor, New York, New York 10010, on which the current annual base rent was approximately $443,300, exclusive of rental income from a subtenant of the Company. The surrender of the lease shall become effective in May 2008. In connection with the surrender of the lease, the landlord has forgiven the Company's remaining balance on its liability for build-out improvements to the premises, in the amount of $139,281.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

10.1	Form of Sublease between the Company as undertenant and Smile Train, Inc., as overtenant with respect to premises at 245 Fifth Avenue, New York, N.Y.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Langer, Inc.

Date: May 7, 2008	By:	/s/ Kathleen P. Bloch
Kathleen P. Bloch, Vice President and Chief Financial Officer

Exhibit Index

10.1	Form of Sublease between the Company as undertenant and Smile Train, Inc., as overtenant with respect to premises at 245 Fifth Avenue, New York, N.Y.